BNY MELLON ABSOLUTE INSIGHT FUNDS, INC.

c/o The Dreyfus Corporation

200 Park Avenue

New York, New York 10166

July 3, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Frank Buda

Re:	BNY Mellon Absolute Insight Funds, Inc.

(File Nos.: 333-225207 and 811-23036)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, BNY Mellon Insight Core Plus Fund (the "Fund"), a series of the above-referenced registrant, hereby requests that the effective date of Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on July 3, 2018.

Sincerely,

BNY MELLON ABSOLUTE INSIGHT FUNDS, INC.

By: /s/ Jeff Prusnofsky

Name: Jeff Prusnofsky

Title: Vice President

MBSC SECURITIES CORPORATION

200 Park Avenue

New York, New York 10166

July 3, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Frank Buda

Re:	BNY Mellon Absolute Insight Funds, Inc.

(File Nos.: 333-225207 and 811-23036)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MBSC Securities Corporation hereby joins BNY Mellon Insight Core Plus Fund (the "Fund"), a series of the above-referenced registrant, in requesting that the effective date of Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on July 3, 2018.

Sincerely,

MBSC SECURITIES CORPORATION

By:	/s/ James Bitetto
Name:	James Bitetto
Title:	Secretary